Exhibit 99.1

Walter Energy, Inc.
P.O. Box 20608
Tampa, Florida 33622-0608 www.walterenergy.com

Press Release

FOR IMMEDIATE RELEASE

February 22, 2010

Investor Contact: Mark Tubb

Vice President - Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director - Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES RETIREMENT OF VICTOR PATRICK

(TAMPA, Fla.) - Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium metallurgical coal for the global steel industry, announced today that Victor P. Patrick has informed the Board of Directors that he wishes to retire in order to spend more time with his family and attend to other priorities. In light of his pending retirement, Mr. Patrick has also informed the Board that he will not be seeking re-election to the Board in April.  Mr. Patrick will continue to serve as the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company until his successors to those positions are named.

“To be part of the team that led Walter Energy through its transformation has been the most rewarding professional experience I could have ever hoped for,” said Patrick. “Now it’s time for me to turn my attention to other priorities. I am grateful to the Board, our customers, our investors, and above all to my co-workers who deserve all the credit for making this the great company that it is.”

“Vic did an excellent job leading Walter Energy through its transformation process and was a key part of the development of the Company’s go-forward strategy,” said Walter Energy Chairman Michael T. Tokarz. “We at Walter Energy appreciate Vic’s commitment to his personal priorities, thank him for all he has done for the Company, and wish him well as he begins the next chapter of his life.”

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.0 billion and employs approximately 2,100 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

WLT